Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-277056 on Form S-3 of our reports dated March 15, 2024, relating to the financial statements of Desktop Metal, Inc. and the effectiveness of Desktop Metal, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Desktop Metal, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 7, 2024